National General Announces New Quota Share Reinsurance Agreements
NEW YORK, July 13, 2017 (GLOBE NEWSWIRE) -- National General Holdings Corp. (Nasdaq:NGHC) today announced that it has entered into separate two-year quota share reinsurance agreements covering its auto (Auto Quota Share Agreement) and homeowners (HO Quota Share Agreement) lines of business with a group of highly rated unaffiliated third-party reinsurance providers.

National General Chief Executive Officer Barry Karfunkel stated: "We are excited to partner with such a high quality group of reinsurers to support the growth we are experiencing in our auto and homeowners lines of business. It is rewarding to see the value that our reinsurance partners place on the business that we have built and on our underwriting sophistication. The new quota share agreements give us the capital flexibility to take advantage of the unprecedented opportunity we are experiencing in two of our key product lines.”
Effective July 1, 2017, the agreements cover the following business:

•
Auto Quota Share Agreement - The Company will cede 15% of net liability under auto policies in force at the effective date and new and renewal policies issued during the term of the agreement to Hannover Re. Under the Auto Quota Share Agreement, the Company receives a 31.2% provisional ceding commission on premiums ceded to the reinsurers during the term of the Auto QS Agreement, subject to a sliding scale adjustment to a maximum of 32.8% if the loss ratio for the reinsured business is 63.4% or less and a minimum of 29.6% if the loss ratio is 66.6% or higher. The liability of the reinsurer is capped at $5.0 million per risk or $70.0 million per event. The cession may be increased, under certain conditions, up to a maximum cession of 20%.

•
HO Quota Share Agreement - The Company will cede 29.6% of net liability under homeowners policies, including lender placed property policies, in force at the effective date and new and renewal policies issued during the term of the agreement to a panel of reinsurers led by Everest Re and Munich Re. Under the HO Quota Share Agreement, the Company receives a 42.5% ceding commission on premiums ceded to the reinsurers during the term of the HO QS Agreement. The liability of the reinsurers is capped at $5.0 million per risk or $70.0 per event.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate" and "believe" or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, estimates of the fair value of life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with AmTrust Financial Services, Inc., ACP Re Ltd, Maiden Holdings, Ltd. or third party agencies, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, changes in asset valuations and failure to consummate the transactions described in this press release. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in the Company's filings with the Securities and Exchange Commission.

Investor Contact
Christine Worley
Director of Investor Relations
Phone: 212-380-9462
Email: Christine.Worley@NGIC.com